EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2006 Conference Call
August 3, 2006
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2006. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on August 2, 2006, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction — Monty Bennett
Good morning and welcome. We are very pleased to report on Ashford’s performance during the second quarter of 2006. Our key accomplishments were better than anticipated operating metrics, results oriented internal growth, and successful capital deployment in accretive investments.
Every metric we use to track the performance of our portfolio showed significant improvement from a year ago. AFFO was up 85% on an absolute basis and up 36% on a per share basis to 34 cents. We beat the consensus projections by 3 cents per share, or approximately 10%. CAD per share increased 35% to 31 cents, resulting in a dividend coverage ratio of 153%. Proforma RevPAR for hotels not under renovation was up 12.1% — our sixth consecutive double-digit quarterly increase and well ahead of the industry averages. Proforma hotel operating profit for hotels not under renovation increased 13.4% with a 128-basis-point improvement in margin.
This strong performance is a direct result of a portfolio management strategy that focuses on the best risk/reward allocations of our capital between direct investment and lending; along with the right mix of assets in terms of geography, segment, brand and manager. Our results are also enhanced by our ongoing internal growth strategies that focus on repositionings, capex upgrades, immediate margin improvement, outsized market recovery, high initial yields and capital recycling.
Our earnings release and the tables attached to it provide a detailed breakdown of our RevPAR and hotel operating profit — by brand, region and whether the asset is under renovation or not. We continue to provide our investors with a high level of transparency in all our reporting.
The 12.1% increase in proforma RevPAR for hotels not under renovation was driven by a 7.5% increase in ADR and a 323-basis point increase in occupancy. For all hotels, the proforma RevPAR increase of 11.5% was driven by a 7.7% increase in ADR and a 266-basis point increase in occupancy. Our RevPAR Yield Index for the quarter increased from 111.6% to 115.6% for the hotels not under renovation and from 111.9% to 115.1% for all hotels. This higher market penetration across our portfolio relative to competitive set properties is a clear indication that our asset management strategies, capital expenditures and guest service increases are succeeding in capturing an increasing market share.
Hotel operating profit continued its strong pace with a 13.4% increase for hotels not under renovation and a 10.7% increase for all hotels. Last quarter we indicated that we thought margins would be flat year over year for the second quarter. We are pleased to report that even though our hotels already have among the highest operating margins, our hotel operating profit margin, or hotel level EBITDA margin, improved 128 basis points for the hotels not under renovation and 67 basis points for all hotels. Higher incentive management fees, energy, labor, insurance and property taxes affected the extent of the margin improvement. We also still have some unfavorable impact from year over year comparisons with the CNL portfolio transaction in which the previous terms of the management contract are still resulting in an approximate 30 basis point impact to margins. This situation corrects itself in the third quarter comparisons. In fact, we expect that during the second half of the year, we will continue to see further margin gains.
During the second quarter we had 5 hotels under renovation, 2 of these have already been completed. We expect to commence renovation work on an additional 14 hotels in the second half of the year, bringing our total capital spending this year to $30 - $40 million. As the RevPAR and operating profit improvement attest, we have generated significant value through our aggressive internal growth strategies. One example we highlighted last quarter was the Hilton Fort Worth that had just completed a re-branding and repositioning. Since its conversion from a Radisson in April, we’ve seen RevPAR growth of 66% for the second quarter.
Another example of tapping the embedded value in our portfolio is the Pan Pacific Hotel we acquired in April. You will recall that we immediately re-branded the hotel as a JW Marriott and allocated $10 million to renovate and upgrade the property. Immediately prior to our ownership this hotel had lagged its competitive set in terms of RevPAR growth by 50%. Bookings through the Marriott system already significantly exceed that of the prior brand for all of 2005. We are expecting a 25% increase in RevPAR over the next 12 months.
We are pursuing other brand conversions this year that in conjunction with our renovation program should provide additional sources of internal growth. We have identified two of our existing Radisson-branded hotels, the Radisson in suburban Boston and the Radisson Downtown Indianapolis that we intend to convert to Sheratons. These conversions are included in our capex budget and are expected to be completed in the next 12 months.
One reason we have purposefully diversified our portfolio by segment, brand and geography is to guard against any potential impact one area of the country or one price segment might experience. Demand throughout our portfolio was fairly balanced between leisure, corporate, transient and group demand. Our guest segment mix for the second quarter was approximately 73% transient, 23% group, and 4% contract. While some other hotel firms have reported softening leisure demand, we have yet to see any softening in the leisure component of our business.
Our earnings release provides a detailed breakout of our portfolio by brand and region. As of June 30, our portfolio breakdown by segment was 3% luxury, 42% upper upscale, 43% upscale, and 12% mid-scale without food & beverage.
We have also worked to calibrate our markets versus expected new supply. We believe there is a high attrition rate for new supply in many markets mainly due to the rising cost of raw materials and interest rate increases. These higher costs are in turn leading to early stage planning projects being dropped. While a few markets across the country are beginning to see the emergence of some new supply we believe our portfolio is well positioned given the geographic diversity, recent capital expenditures, and limited exposure to new hotel openings.
Ashford’s capital structure remains one of the strongest in the industry. Our net debt to TEV is low. With our recent capital raise, we have paid down our revolving credit facilities completely, eliminated floating-rate debt, lowered our overall cost of debt capital, and increased our weighted average maturities. With this solid capital structure we now have the capacity to purchase several hundred million dollars worth of assets.
Our industry outlook for the balance of the year and into 2007 remains very optimistic. We believe the industry is well positioned for future growth and we will continue to excel at each of our growth strategies to deliver an attractive dividend and capital appreciation.
To speak in greater detail about our results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the second quarter we reported net income of $8,304,000, EBITDA of $36,798,000 and AFFO of $25,037,000 or 34 cents per share.

As of June 30 the company had total assets of $1.5B including $88 million of cash.
At quarter end we had $802 million of mortgage debt, leaving net debt to total enterprise value at 42% at the end of the quarter. Our blended annual interest cost was approximately 5.7%. At that time our fixed rate debt accounted for 87% of our total mortgage debt.
At June 30 we had 57.4 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 10.3 million OP units issued for a total share count of 75.1 million. Subsequent to the end of the second quarter we issued 3.8 million OP units as part of an acquisition and sold approximately 15 million additional common shares at a price of $11.40 via a secondary offering. This puts the number of current shares outstanding or reserved for issuance at 93.9 million. Immediately upon receipt of the proceeds from the secondary offering we paid down the entire balance of $129 million on our revolving credit facilities.
At quarter end we owned 72 core hotels containing 12,266 rooms. During the quarter we reclassified 7 hotels into continuing operations that were previously held for sale. On April 19th we acquired the 338 room Pan Pacific Hotel in San Francisco and immediately re-branded the property as a JW Marriott and subsequent to the quarter we acquired the 697 room Marriott Crystal Gateway in Arlington, Virginia.
We have agreements for management with 7 different companies. The most significant managers are Remington Lodging and Hospitality which manages 29 of our properties and Marriott International which manages 24 of our hotels.
As of June 30 we owned a position in 11 mezzanine loans with total principal outstanding of $112 million with an average annual unleveraged yield of 13.8%. During the quarter we were repaid on the $15 million Denver Adams Mark loan and the $7 million Minneapolis Northland Inn loan. Following this on June 9th we acquired the $26 million Tharaldson mezz loan which is secured by 107 hotels and additionally subsequent to the end of the quarter we have been repaid on the $15 million Boston Logan Embassy Suites loan.
For the quarter Proforma RevPAR for all hotels was up 11.5% as compared to second quarter ‘05 and for the hotels not under renovation, which is all but 5 hotels, the RevPAR was up 12.1%.
Proforma Hotel operating profit for the entire portfolio was up by $3.7 million or 10.7% for the quarter. For the 67 hotels not under renovation, hotel operating profit was up $4.2 million or 13.4%. When adjusted for the change in management fee structure on the CNL portfolio, our margins improved by 151 basis points for the hotels not under renovation.
Finally, for the second quarter we reported CAD of $22,708,000 or 31 cents per share and announced and paid a dividend of 20 cents per share. For the quarter our dividend coverage ratio was 153%. For the first half of the year our coverage ratio was 138%.
I’d now like to turn it over to Doug Kessler to discuss our ongoing investment plan.
Investment Highlights — Douglas Kessler
Good morning.

In terms of our pipeline, there is a wider selection of transactions available today than in recent months. We are currently reviewing acquisition and lending opportunities totaling nearly $4 billion. Our broad based investment strategy enables us to have a deep pipeline and as a result we can be even more selective in choosing the accretive deals that reinforce our portfolio management and internal growth strategies. As in the past, we expect to win our fair share of these marketed and off-market deals while continuing to exercise discipline in conservatively underwriting to our threshold returns.
The investment activity during the second quarter and to date in the third quarter capitalized on opportunities to expand into new high growth markets where we didn’t currently have a presence or in markets less exposed to new supply.
The $95 million acquisition of the Pan Pacific at $281,000 per key for this Triple A, 4-Diamond luxury hotel was our first entry into San Francisco, which is both a high growth and high barrier to entry market. Our investment strategy was based upon significant improvement from three areas: (i) San Francisco market recovery; (ii) re-branding to JW Marriott along with the $10 million renovation; and (iii) better operating performance from changes Marriott is putting in place. We are already seeing results from our strategy.
Subsequent to the end of the quarter, we completed the acquisition of the 697 room Marriott Crystal City Gateway in Arlington, Virginia. We identified this asset in particular for its unique positioning in the dynamic submarket of Crystal City. Acquired at a 9% trailing 12 cap rate for total consideration of $107 million, we utilized OP units that were priced at a premium to the prevailing market price and have a fixed dividend rate of 6.8% in years one through three and 7.2% thereafter. These payments are below our current dividend payable to the common shareholders. This hotel was not widely marketed and we believe we created shareholder value via the high current yield, operating partnership unit structure, and restructuring of the Marriott management agreement. This asset will be an excellent addition to the portfolio.
In the quarter we closed on a $26.3 million junior mezzanine loan that is secured by a portfolio of 107 select service hotels. This portfolio was acquired earlier in the year by Goldman Sachs’ Whitehall Funds from Tharaldson. Priced at 500 basis points over LIBOR or 10.25%, the loan has a two-year term with three one-year extension options.
Managing our balance sheet to get the best possible capital structure is also a key strategy for us. In late July, we completed a follow-on public offering of 14,950,000 shares at $11.40 that raised net proceeds of $162.7 million and allowed us to completely pay down all of our credit facilities and reduce our floating rate debt to zero. We were pleased with the execution of the offering and the continued diversification in our institutional investor base. While we expect short term dilutive impact from the share count increase and the time needed to invest the capital from this raise, we anticipate deploying the capital in accretive investments by year-end. We are also in the process of upsizing our revolving secured property credit facility to $150 million and reducing the cost by approximately 10 basis points. Previously we converted the $45 million Hyatt Dulles mortgage loan into a single property revolver with a slightly higher borrowing base and a lower interest rate. We recently extended the revolver capability of this loan through October 2007 at no cost.

Complementing the capital raising and financing efforts, we continue with our capital recycling. We will be evaluating other sale opportunities in our portfolio where we have non-strategic assets with slower RevPAR growth or low value-added capex.
I will now turn the call over to Monty for some concluding remarks.
Conclusion — Monty Bennett
We still see opportunities in the marketplace for acquisitions, especially direct hotel investments, despite the growing competition for assets. We expect to maintain our dividend at 20 cents per share through the end of the year, at which time we will determine whether to increase or maintain it for 2007.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Before we close, I would like to mention that we plan to conduct an analyst and institutional investor tour of our JW Marriott hotel in San Francisco at the NAREIT annual convention currently scheduled for November 8-10. We plan to hold the tour either the day before or the afternoon of the first day of the conference. We will showcase the renovation work being done on the asset, provide a market overview and a before and after guestroom tour. Please put the date on your calendar and look for details on this tour to come to you soon. Thank you for your participation on our call today. We look forward to speaking with you again on the third quarter call.